Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

LHA

Anne Marie Fields

afields@lhai.com

212.838.3777

PROTALEX ANNOUNCES COMPLETION OF $1.425 MILLION PRIVATE PLACEMENT,

RECAPITALIZATION AND ENTRY INTO CALL OPTION AGREEMENT WITH ITS PRINCIPAL STOCKHOLDER

FLORHAM PARK, N.J. (March 1, 2018) – Protalex, Inc. (OTCQB: PRTX), a clinical-stage biopharmaceutical company, today announced that on February 28, 2018, it consummated a private placement financing to accredited investors of $1.425 million of Senior Convertible Notes. No commissions were payable in connection with the financing transaction, which was principally sold to existing stockholders of the Company. Proceeds of the financing will be used for working capital purposes, principally to fund ongoing clinical trials and studies and related activities. No registration rights were granted to the investors in the offering.

The Senior Notes, which accrue interest at the rate of 10% per annum and are due on February 28, 2023, are convertible at the option of the holder prior to maturity or earlier prepayment, if permissible. Upon conversion, the note holder will receive 5,000 shares of Protalex common stock for each $1,000 of principal or accrued interest converted. Two-thirds of the shares issuable upon any conversion will be acquired by the Company from Niobe Ventures, LLC (“Niobe”), the Company’s principal stockholder, for nominal consideration ($.01 per share) pursuant to a mandatory call agreement entered into in connection with this financing transaction. As a result, for each $1,000 of principal or interest converted, the Company will issue approximately 1,667 new shares. As a result, the effective conversion price for the Company will be approximately $0.60 with Niobe incurring substantially all of the associated dilution. The closing price of a share of Protalex common stock on the date of the financing transaction was $0.45.

In connection with, and as a condition to the consummation of the private placement financing, Niobe also converted $22,269,366 of outstanding notes due September 30, 2018 into shares of Protalex common stock at a conversion price of $1.20 per share. Consequently, other than the Senior Notes issued in this financing, the only remaining indebtedness on the Company’s balance sheet at February 28, 2018 is approximately $1,974,350, representing the accrued but unpaid interest on the Niobe notes converted.

Arnold P. Kling, President of Protalex commented, “We are pleased to have consummated this financing that will permit us to complete the current PRTX-100 202 and 203 immune thrombocytopenia (ITP) studies and accelerate planning for the launch of a possible PRTX-100 202 ITP expansion study, which would permit us to begin accessing the U.S. Food and Drug Administration Office of Orphan Products Development grant we received in 2017. In addition, it will allow us to complete the pre-clinical study in Myasthenia Gravis, continue pre-clinical research in other orphan indications and to begin work on the design of the protocol for a Phase 3 ITP trial. We look forward to reporting back to our stockholders on the results of these initiatives.”

Kirk M. Warshaw, Chief Financial Officer of Protalex added, “Our thanks to Niobe, our majority stockholder, for its show of unwavering support by exchanging over $22 million of debt for common shares at $1.20 per share, a very significant premium to our current share price. This eliminates substantially all of our historical debt, positions the Company to access the capital markets in the foreseeable future and to pursue the up-listing of our shares to an accredited exchange. As important, given our current stock price, is Niobe’s willingness to absorb substantially all of the potential dilution from this financing by contributing two-thirds of the shares to be issued upon any conversions of the Senior Notes issued, for nominal consideration. This effectively eliminates dilution to our existing stockholders and reflects Niobe’s desire to ensure that its interests are aligned with the interests of all Protalex stockholders.”

About PRTX-100

PRTX-100, a new generation immunomodulatory therapy, is a highly purified form of SpA, an immunomodulatory protein known to modify aspects of the human immune system. PRTX-100 has the ability, at very low concentrations, to bind to human B-lymphocytes and macrophages and to modulate immune processes. Pre-clinical data indicate that PRTX-100 may have the potential to treat ITP by reducing the immune-mediated destruction of the platelets. The two most recently approved drugs used to treat ITP, Nplate® (romiplostin) and Promacta®/Revolade™ (eltrombopag) both increase the production of platelets but do not appear to affect the underlying platelet destruction process. The safety, tolerability, and pharmacokinetics of PRTX-100 have been characterized in six clinical studies, and PRTX-100 has been granted Orphan Drug Designation in the U.S. and Europe for the treatment of ITP. In two Phase 1b clinical trials in adult patients with active Rheumatoid Arthritis (RA), PRTX-100 was generally safe and well tolerated at all dose levels, and at certain higher doses, more patients showed improvement in measures of RA disease activity than did patients at the lower dose or placebo cohorts. PRTX-100 is given as a short intravenous infusion.

Nplate® is a registered trademark of Amgen, Inc. and Promacta®/Revolade™ are registered trademarks of Novartis AG.

About Protalex, Inc.

Protalex, Inc. is a clinical-stage biopharmaceutical company focused on the development of a class of drugs for treating autoimmune and inflammatory diseases including rheumatoid arthritis (RA) and Immune Thrombocytopenia (ITP). In the U.S., Protalex has open INDs for the treatment of RA and ITP and in Europe, an open IMPD for ITP. Please visit the Protalex website at www.protalex.com to learn more about Protalex and its lead drug candidate, PRTX-100.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating or clinical results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

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